                                                                                                 Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.90 IN FOURTH QUARTER
AND RECORD YEAR;
PROVIDES INITIAL EPS ESTIMATES FOR 2006

LAKE FOREST, Ill., Jan. 26, 2006 -- Brunswick Corporation (NYSE: BC) reported today net earnings of $88.3 million, or $0.90 per diluted share, for the fourth quarter of 2005, up from net earnings of $58.8 million, or $0.59 per diluted share, for the year-ago quarter. The company said that its fourth quarter diluted earnings per share benefited by $0.17 from several tax-related items, discussed below. Excluding the effect of these items, diluted earnings per share for the fourth quarter would have been $0.73, a 24 percent increase from the year-ago quarter.
Commenting on the quarter, Brunswick Chairman and Chief Executive Officer Dustan E. McCoy said, “It was a solid finish to a record sales and earnings year for Brunswick, as we approached nearly $6 billion in annual sales. All of our business segments contributed to the 12 percent sales gain in the fourth quarter led by strong performances from Sea Ray, Boston Whaler, Bayliner and Hatteras, as well as significant growth from Brunswick New Technologies. Sales also benefited from acquisitions, which accounted for half the sales increase in the fourth quarter. Operating earnings improved by 22 percent with gains reported in our marine engine, boat and fitness segments. Operating margins improved by 50 basis points to 6.8 percent in the final quarter of the year.”
“Our balance sheet remained healthy with debt-to-total capital at 26.8 percent at year end, compared with 30.2 percent a year earlier, and cash totaled $487.7 million,” McCoy noted. “In addition, we repurchased approximately 1.9 million shares of Brunswick stock for approximately $76 million in 2005.”

Fourth Quarter Results
For the quarter ended Dec. 31, 2005, the company reported that net sales increased 12 percent to $1,489.5 million, up from $1,333.8 million a year earlier. Operating earnings rose 22 percent to $101.9 million, compared with $83.4 million in the year-ago quarter, and operating margins improved to 6.8 percent from 6.3 percent. Net earnings rose to $88.3 million, or $0.90 per diluted share, up from $58.8 million, or $0.59 per diluted share, for the fourth quarter of 2004.
During the quarter, the company recognized certain tax benefits, described below. These actions increased diluted earnings per share by $0.17 in the fourth quarter of 2005.

2005 Results
For the year ended Dec. 31, 2005, the company had net sales of $5,923.8 million, up 13 percent from $5,229.3 million in 2004. Excluding the benefit of acquisitions, sales were up 8 percent. Operating earnings reached $478.6 million for the year, up 19 percent from $400.7 million in 2004, and operating margins reached 8.1 percent versus 7.7 percent a year ago. Net earnings for 2005 increased 43 percent to $385.4 million, or $3.90 per diluted share, compared with $269.8 million, or $2.77 per diluted share, in 2004.
For the year, the company said that the benefits from higher sales, effective cost management and lower variable compensation costs were partially offset by the impact of the transition to low-emission outboard engines, investments in several new manufacturing plants, the costs of fully integrating acquisitions, increased research and development spending, and higher spending to support new product introductions.
During the first quarter of 2005, the company completed the sale of approximately 1.9 million shares of MarineMax, Inc. stock. Results for 2005 include a pre-tax gain of $38.7 million, equivalent to $0.32 per diluted share, recorded on the stock sale in the first quarter.
As announced with third quarter 2005 results, the company said that earnings from certain of its foreign subsidiaries would be indefinitely reinvested outside the United States, resulting in a change in the application of APB 23, “Accounting for Income Taxes - Special Areas,” effective July 1, 2005, for those entities. Further, the company said it had refined its tax planning strategies for research and foreign export tax benefits. The cumulative effect of these actions reduced the company’s tax provision for the third quarter of 2005, which benefited earnings by approximately $0.16 per diluted share.
In the fourth quarter of 2005, earnings benefited by $0.17 per diluted share from other tax-related matters, most notably the amended filings of prior years’ tax returns.
In the third quarter 2004, the Internal Revenue Service completed its routine audit of tax years 1998 through 2001. Following the completion of the examination of this four-year period, Brunswick reduced its tax reserves and, consequently, its tax provision, by approximately $10 million, or approximately $0.10 per diluted share, in the third quarter of 2004.
Excluding the effect of the tax-related items in 2004 and 2005, and the gain on the sale of the MarineMax stock, diluted earnings per share for 2005 would have been $3.25, up 22 percent from $2.67 in 2004.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group and Brunswick New Technologies, reported sales of $634.2 million in the fourth quarter of 2005, up 8 percent from $584.6 million in the year-ago fourth quarter. Operating earnings in the fourth quarter were up 7 percent in the period to $36.8 million versus $34.3 million, and operating margins were 5.8 percent compared with 5.9 percent for the same quarter in 2004.
For the full year, Marine Engine segment sales rose 12 percent to $2,638.7 million from $2,353.2 million, and operating earnings were $260.7 million versus $243.2 million in 2004. Operating margins decreased for the year to 9.9 percent from 10.3 percent in 2004.
“Mercury Marine’s international sales set the pace for the year reporting a 10 percent increase to $791 million,” McCoy said. “Meanwhile, our domestic engine operations posted single-digit sales gains with sterndrive engine sales rising 4 percent to $561 million. Our domestic outboard engine business, which continues to face the strongest competition, reported sales up 1 percent to $480 million. Sales of Mercury’s domestic parts and services were up 7 percent to $352 million. Finally, Brunswick New Technologies, with its Navman and Northstar brands, reported sales for the year of $356 million, up 76 percent.”
The company said that the increase in segment operating earnings was partially offset by the mix shift to low-emission outboard engines, costs to ramp up Asian manufacturing plants, higher research and development expense for Brunswick New Technologies and lower production rates to maintain healthy inventory levels. Low-emission engines which are technically complex and contain higher-cost components, have lower margins than the carbureted two-stroke engines they are replacing. In 2005, low-emission engines accounted for 82 percent of Mercury’s outboard sales compared with 59 percent a year earlier.
“We continue to monitor our pipeline inventories and adjust our production rates to ensure that inventories remain at healthy levels,” remarked McCoy. “By carefully managing our business and reducing production where necessary, we ended 2005 with 26 weeks of supply of engines in the field, which is the same level we reported at the end of 2004 and appropriate for this time of the year.”

Boat Segment
The Brunswick Boat Group comprises the Boat segment and includes 19 major boat brands, as well as a marine parts and accessories business. The Boat segment reported sales for the fourth quarter of $667.4 million, up 19 percent compared with $561.9 million in the fourth quarter of 2004. Excluding contributions from acquisitions, Boat segment sales increased 6 percent in the quarter. Operating earnings for the Boat segment increased to $29.8 million, up 23 percent from $24.2 million reported in the fourth quarter of 2004, and operating margins rose to 4.5 percent from 4.3 percent.
For 2005, Boat segment sales were up 22 percent to $2,769.8 million from $2,271.1 million in 2004. Excluding incremental sales from acquisitions, Boat segment sales were up 11 percent for the year. Operating earnings for the Boat segment were up 29 percent to $192.1 million from $149.3 million in 2004, and operating margins improved to 6.9 percent compared with 6.6 percent a year ago.
“We continued to play to our strengths in the Boat segment during 2005,” McCoy explained. “Our multi-tiered strategy of filling in the ‘white space’ in our product portfolio, improving the overall quality of our products, stressing technological innovation and nurturing stronger ties with our dealer network, is continuing to produce results. Well-known brands such as Sea Ray, Boston Whaler and Hatteras all had double-digit sales increases. The Boat Group’s parts and accessories business also registered a double-digit increase for the year, enhanced by the acquisitions of Benrock and Kellogg Marine. Boat parts and accessories accounted for approximately $237 million of the Boat segment’s sales in 2005. Boat acquisitions also played an important role in the Boat segment’s sales gains, with contributions from the purchase of Albemarle, Triton boats and HarrisKayot completed in 2005, and Sea Pro, which closed at the very end of 2004.”
“The improvement in operating margins from volume gains and cost reduction activities was partially offset by our decision to lower production levels at certain of our boat plants to adjust field inventories,” McCoy noted. “Maintaining inventories at healthy levels is important for a seasonal business. At the end of the year, there were 30 weeks of supply of boats in the dealer channel, which was even with where they were a year ago and, as with our marine engine business, at levels appropriate for this point in the boating season.”

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment. Segment sales in the fourth quarter of 2005 totaled $176.0 million, up 2 percent from $173.2 million in the year-ago quarter, which included revenue from the since sold chain of Omni retail stores. Operating earnings increased 24 percent to $30.6 million from $24.7 million, and operating margins improved by 310 basis points to 17.4 percent from 14.3 percent in the fourth quarter of 2004.
For 2005, the Fitness segment reported sales of $551.3 million, down 1 percent from $558.3 million in 2004. Excluding sales from the Omni retail stores, equipment sales in 2005 increased 2 percent. Operating earnings in 2005 increased 25 percent to $56.3 million from $45.2 million, and operating margins were up 210 basis points to 10.2 percent from 8.1 percent a year ago.
“With its expanding global manufacturing footprint, Life Fitness continues to make significant progress toward improving its operating performance,” McCoy said. “Effective cost management is a large part of the improvement in operating margins at Life Fitness, as well as more efficient manufacturing and a more favorable sales mix toward higher-margin cardiovascular equipment versus strength equipment.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables. Segment sales in the fourth quarter of 2005 totaled $126.2 million, up 5 percent compared with $119.8 million in the year-ago quarter. Operating earnings were $15.2 million in the quarter versus $20.0 million in the comparable quarter in 2004. Operating margins were 12.0 percent in the fourth quarter of 2005 compared with 16.7 percent in 2004.
For 2005, the segment reported sales of $464.5 million, up 5 percent from $442.4 million in 2004. Operating earnings for the year were $37.2 million compared with $41.7 million in 2004, and operating margins were 8.0 percent versus 9.4 percent a year earlier.
“The sales gain for the segment was primarily the result of strong sales of bowling products, primarily in Europe and Asia, as well as higher sales at our bowling retail centers, which were aided by the opening of another new, larger Brunswick Zone,” McCoy said. “The reduction in operating earnings was primarily related to costs associated with our decision in 2005 to move bowling ball production to a new manufacturing facility we are opening in Mexico.”

Looking Ahead
The company said it was providing its initial range of earnings estimates for 2006. “As we look ahead, we are expecting 2006 to be another record year for Brunswick with diluted earnings per share in the range of $3.25 to $3.45,” McCoy said. “We expect to post low- to mid-single digit sales growth in our marine businesses coming from a combination of pricing, new products, incremental sales from 2005 acquisitions, share gains and growth in international markets. For our non-marine businesses, we expect to grow the top line in the high-single digits for fitness and in the mid-single digits for our bowling and billiards businesses. Brunswick New Technologies is expected to continue its fast-paced growth rate, which, combined with our other businesses, should bring the company’s total sales increase to 6 to 8 percent in 2006.”
“While we are early in 2006, several factors are influencing our view of sales and margin gains for the year,” McCoy explained. “Marine retail was down significantly in the fourth quarter of 2005 versus the prior year, and, although it is too early in the boat show season to draw meaningful conclusions about retail demand for all of 2006, we see nothing which indicates retail demand across the marine industry will be anything but flat with 2005. In fact, there could be downward pressures on marine retail demand driven by economic weakness in certain markets such as the Midwest.”
“As we look at margins, we anticipate several puts and takes coming together to make margin growth difficult as we see the market today,” McCoy added. “As a result, we expect operating margins to be relatively flat to up slightly compared with 2005.”
“With our view of the marine business, the timing of productivity improvements and cost savings resulting from investments we have been making, along with the seasonality of certain of our businesses and the low-emission engine transition, much of our earnings growth will come in the second half of the year,” explained McCoy.“Consequently, we expect that earnings per share in the first quarter of 2006 will be in the range of $0.56 to $0.60, compared with the $0.64 reported in the first quarter of 2005, which excludes the $0.32 gain we recorded on the sale of our shares of MarineMax stock.”
“We’re confident that we can report another record year for Brunswick even in a flat marine retail environment,” McCoy concluded. “Should the market experience material growth, however, we’ll be ready to step up and take advantage of the opportunity.”

Forward-Looking Statements
Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; competition in the consumer electronics markets; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2004 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2005.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman marine and GPS-based products; IDS dealer management systems; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Crestliner, HarrisKayot, Hatteras, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea and Kellogg Marine parts and accessories distributors; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Three Months Ended December 31
	2005	2004	% Change

Net sales	$1,489.5	$1,333.8	12%
Cost of sales	1,152.4	1,001.7	15%
Selling, general and administrative expense	196.6	210.9	-7%
Research and development expense	38.6	37.8	2%
Operating earnings	101.9	83.4	22%
Interest expense	(13.6)	(12.6)	-8%
Other income	8.7	10.0	-13%
Earnings before income taxes	97.0	80.8	20%
Income tax provision	8.7	22.0
Net earnings	$88.3	$58.8	50%

Earnings per common share:
Basic	$0.91	$0.60	52%
Diluted	0.90	0.59	53%

Weighted average number of shares used for computation of:
Basic earnings per share	96.7	97.2	-1%
Diluted earnings per share	97.8	98.8	-1%

Effective tax rate	8.9%	27.2%

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Year Ended December 31
	2005	2004	% Change

Net sales	$5,923.8	$5,229.3	13%
Cost of sales	4,499.2	3,915.1	15%
Selling, general and administrative expense	801.3	782.4	2%
Research & development expense	144.7	131.1	10%
Operating earnings	478.6	400.7	19%
Interest expense	(53.2)	(45.2)	18%
Investment sale gain (1)	38.7	-
Other income	31.7	23.0	38%
Earnings before income taxes	495.8	378.5	31%
Income tax provision	110.4	108.7
Net earnings	$385.4	$269.8	43%

Earnings per common share:
Basic	$3.95	$2.82	40%
Diluted	$3.90	$2.77	41%

Weighted average number of shares used for computation of:
Basic earnings per share	97.6	95.6	2%
Diluted earnings per share	98.8	97.3	2%

Effective tax rate	22.3%	28.7%

(1) The Company sold its investment in MarineMax, Inc., pursuant to a registered public offering by MarineMax.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended December 31
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2005	2004	Change	2005	2004	Change	2005	2004

Marine Engine	$634.2	$584.6	8%	$36.8	$34.3	7%	5.8%	5.9%
Boat	667.4	561.9	19%	29.8	24.2	23%	4.5%	4.3%
Marine eliminations	(113.7)	(104.2)		-	0.1
Total Marine	1,187.9	1,042.3	14%	66.6	58.6	14%	5.6%	5.6%

Fitness	176.0	173.2	2%	30.6	24.7	24%	17.4%	14.3%
Bowling & Billiards	126.2	119.8	5%	15.2	20.0	-24%	12.0%	16.7%
Eliminations	(0.6)	(1.5)		-	-
Corporate/Other	-	-		(10.5)	(19.9)	47%
Total	$1,489.5	$1,333.8	12%	$101.9	$83.4	22%	6.8%	6.3%

	Year Ended December 31
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2005	2004	Change	2005	2004	Change	2005	2004

Marine Engine	$2,638.7	$2,353.2	12%	$260.7	$243.2	7%	9.9%	10.3%
Boat	2,769.8	2,271.1	22%	192.1	149.3	29%	6.9%	6.6%
Marine eliminations	(496.7)	(391.4)		-	0.1
Total Marine	4,911.8	4,232.9	16%	452.8	392.6	15%	9.2%	9.3%

Fitness	551.3	558.3	-1%	56.3	45.2	25%	10.2%	8.1%
Bowling & Billiards	464.5	442.4	5%	37.2	41.7	-11%	8.0%	9.4%
Eliminations	(3.8)	(4.3)		-	-
Corporate/Other	-	-		(67.7)	(78.8)	14%
Total	$5,923.8	$5,229.3	13%	$478.6	$400.7	19%	8.1%	7.7%

Brunswick Corporation
Comparative Consolidated Condensed Balance Sheets
(in millions)

	December 31,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$487.7	$499.8
Accounts and notes receivables, net	522.4	463.2
Inventories
Finished goods	426.2	389.9
Work-in-process	298.5	260.5
Raw materials	149.9	136.4
Net inventories	874.6	786.8
Deferred income taxes	274.8	292.7
Prepaid expenses and other	75.5	56.2
Current assets	2,235.0	2,098.7

Net property	970.2	876.4

Other assets
Goodwill and other intangibles	1,023.1	952.8
Investments and other long-term assets	393.2	418.5

Total assets	$4,621.5	$4,346.4

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$1.1	$10.7
Accounts payable	472.2	387.9
Accrued expenses and accrued income taxes	831.9	855.2
Current liabilities	1,305.2	1,253.8

Long-term debt	723.7	728.4
Other long-term liabilities	617.4	651.9
Shareholders' equity	1,975.2	1,712.3

Total liabilities and shareholders' equity	$4,621.5	$4,346.4

Supplemental Information
Debt-to-capitalization rate	26.8%	30.2%

Brunswick Corporation
Comparative Consolidated Condensed Statements of Cash Flows
(in millions)
(unaudited)
	Year Ended December 31
	2005	2004

Cash flows from operating activities
Net earnings	$385.4	$269.8
Depreciation and amortization	162.2	157.5
Changes in noncash current assets and current liabilities	(65.1)	(68.7)
Income taxes and other, net	(49.6)	56.6
Net cash provided by operating activities	432.9	415.2

Cash flows from investing activities
Capital expenditures	(233.6)	(171.3)
Acquisitions of businesses, net of cash and debt acquired	(135.5)	(267.8)
Investments	(23.3)	(16.2)
Proceeds from sale of property, plant and equipment	13.4	13.4
Proceeds from investment sale	57.9	-
Other, net	(1.7)	2.0
Net cash used for investing activities	(322.8)	(439.9)

Cash flows from financing activities
Net repayments of commercial paper and
other short-term debt	(0.6)	(8.8)
Net proceeds from issuances of long-term debt	1.3	152.3
Payments of long-term debt including current maturities	(6.7)	(6.3)
Stock repurchases	(76.0)	-
Cash dividends paid	(57.3)	(58.1)
Stock options exercised	17.1	99.5
Net cash (used for) provided by financing activities	(122.2)	178.6

Net (decrease) increase in cash and cash equivalents	(12.1)	153.9
Cash and cash equivalents at January 1	499.8	345.9
Cash and cash equivalents at December 31	$487.7	$499.8

Free Cash Flow
Net cash provided by operating activities	$432.9	$415.2

Net cash provided by (used for):
Capital expenditures	(233.6)	(171.3)
Proceeds from investment sale (1)	57.9	-
Other, net	11.7	15.4
Total Free Cash Flow	$268.9	$259.3

(1) Pre-tax proceeds from the sale of the Company's investment in MarineMax, Inc., net of selling costs.